NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 27, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 13, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Spectrum Brands Holdings, Inc. (Old) and HRG Group Inc. (name changed to 'Spectrum Brands Holdings, Inc.') became effective after the close on July 13, 2018. Each share of Spectrum Brands Holdings, Inc. (Old) Common Stock was converted into one share of Spectrum Brands Holdings, Inc. (New) Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 16, 2018.